Exhibit 16.1

[LETTERHEAD OF MARCUM LLP]

May 24, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Veritone, Inc. under Item 4.01 of its Form 8-K dated May 18, 2018. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Veritone, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP